Exhibit 99.1

For Immediate Release

For more information, contact:

Darin Janecek, Chief Financial Officer
ARI Network Services
Phone: (414) 973-4300

Investor Contact:
Joe Dorame, Robert Blum, Joe Diaz
Lytham Partners, LLC
Phone: (602) 889-9700
Email: aris@lythampartners.com

ARI Network Services Announces Second Quarter 2012 Financial Results

Milwaukee, Wis., March 15, 2012 – ARI Network Services (OTCBB: ARIS), a leader in creating, marketing, and supporting software, SaaS, and DaaS solutions that connect consumers, dealers, distributors, and manufacturers in the outdoor power, power sports, marine, RV, and white goods markets, reported financial results today for the second quarter of fiscal year 2012 ended January 31, 2012.

Highlights for the second quarter of fiscal 2012 included:

•	Total revenue for the second quarter of fiscal 2012 increased 5.0% to $5.5 million compared to $5.2 million in the second quarter of fiscal 2011.
•
Recurring revenue for the quarter increased 7.4% to $4.7 million, or 84.6% of total revenue, from $4.3 million, or 82.7% of total revenue, in the second quarter of fiscal 2011; compared to the first quarter of fiscal 2012, recurring revenue increased 2.5%.

•	Operating cash flows for the quarter were $540,000, a 29.9% decline from the second quarter of last year, resulting from strategic technology investments.
•	The Company paid down $287,000 of debt in the second quarter; whereas for the same period last year the Company increased its debt obligations by $92,000.
•	In the second quarter the Company added 156 new customers and a new reseller agreement;
•	For the six-month period, churn (the measure of customers that do not renew) improved 23.3% compared to the first half of fiscal year 2011.

Second quarter 2012 Financials

For the second fiscal quarter ended January 31, 2012, ARI reported revenue of $5.5 million versus $5.2 million in the comparable quarter of fiscal 2011; an increase of 5.0%. Total operating expenses in the second quarter were $4.1 million, up 4.7%, compared to $3.9 million in the fiscal 2011 second quarter. This increase resulted from investments made to the Company's internal technology infrastructure and the roll out of the Company's fiscal 2012 investor relations initiative.  As a result of these investments, operating income for the second quarter was $170,000 compared to $254,000 in the second quarter of 2011.

The company reported net income of $61,000, or $0.01 per share, in the second quarter of 2012, compared to net income of $123,000, or $0.02 per share in the second quarter of 2011.  Recurring revenue for the quarter was $4.7 million, or 84.6% of total revenue, versus $4.3 million, or 82.7% of total revenue, for the second quarter last year.

Second quarter revenue and operating income were also impacted by the Company’s fiscal 2011 divestiture of its AgChem EDI business.  The Company reported revenue of $114,000 related to this business in the second quarter of fiscal 2011, which did not repeat this year.  Excluding this revenue, the Company achieved organic total revenue growth of 7.4% year over year.

EBITDA for the second quarter was $934,000, comparable to EBITDA of $943,000 in the second quarter last year.

Management Discussion

Roy W. Olivier, president and chief executive officer of ARI, commented, “We are pleased with the results of the quarter and the first half of the year as we continue to make strategic investments to better position the Company  for improved operational and financial performance. Our recurring revenue for the first half of the year increased to 84.6% of total revenue. Additionally, we reduced our rate of churn by 23% over this period.  These improvements resulted in an increase in recurring revenue of nearly 7%.   As we add new customers, continue to expand recurring revenue and reduce the number of existing customers that drop our service, we expect to produce more consistent revenue growth and profitability.”

Mr. Olivier continued, “We are focused on the execution of our revenue growth strategy.  We are updating our products to allow us to electronically distribute them to a large number of potential new users in an extremely cost efficient manner.  This will also enable our international growth strategy.  As these new customers come to recognize the operational value that our products deliver to their businesses, we expect them to become long-term subscribers. This is a strategy that has been successfully employed by a number of highly prominent SaaS companies and we believe that ARI will benefit from this strategy in its chosen vertical markets.”

Darin Janecek, chief financial officer of ARI, commented, “A critical component of executing on our growth strategy is the ability to provide our customers with multiple subscription options, including not only our existing annual subscription, but variable and usage-based subscriptions as well.  We are investing in our internal technology infrastructure in order to support these new strategies in an efficient and scalable manner. We believe this will allow the Company to generate revenue from prospective dealer users who previously could not afford the cost of our product. We believe this strategy will enhance our ability to drive future sustainable revenue and profitability.”

Non-GAAP Measures

EBITDA, a non-GAAP measure, is defined as earnings before interest, income taxes, depreciation and amortization.  Management believes EBITDA, to be a meaningful indicator of our performance that provides useful information to investors regarding our financial condition and results of operations. While management considers EBITDA to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for, net income and other measures of financial performance reported in accordance with generally accepted accounting principles (GAAP). Not all companies calculate EBITDA in the same manner and the measure as presented may not be comparable to similarly titled measures presented by other companies.  A reconciliation of net income to EBITDA can be found on the investor relations section of our website for all periods presented.

Second quarter Conference Call

ARI will conduct a conference call today, Thursday, March 15, 2012 at 4:30 pm EST to review the financial results for the second quarter of fiscal year 2012 ended January 31, 2012. Interested parties can access the conference call by dialing (877) 317-6789 or (412) 317-6789 or can listen via a live Internet web cast, which is available in the Investor Relations section of the Company’s website at http://www.arinet.com.

A teleconference replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088, confirmation #10011378. A web cast replay will be available in the Investor Relations section of the Company’s website at http://www.arinet.com until the next earnings conference call.

About ARI
ARI Network Services, Inc. (“ARI” or the “Company”) is a leader in creating, marketing, and supporting software, software as a service (“SaaS”) and data as a service (“DaaS”) solutions that enhance revenue and reduce costs for our customers. Our innovative, technology-enabled solutions connect the community of consumers, dealers, distributors, and manufacturers to help our customers efficiently service and sell more whole goods, parts, garments, and accessories (“PG&A”) worldwide in selected vertical markets that include power sports, outdoor power equipment, marine, and white goods.  We estimate that approximately 18,000 equipment dealers, 125 manufacturers, and 150 distributors worldwide leverage our technology to drive revenue, gain efficiencies and increase customer satisfaction.

Forward-Looking Statements

Certain statements in this news release contain "forward‐looking statements" regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933.  All statements other than statements of historical facts are statements that could be deemed to be forward-looking statements.  These statements are based on current expectations, estimates, forecasts, and projects about the markets in which we operate and the beliefs and assumptions of our management.  Words such as  "expects," "anticipates," “targets,” “goals,” “projects”, “intends,” “plans,” "believes," “seeks,” “estimates,” “endeavors,” “strives,” “may,” or variations of such words, and similar expressions are intended to identify such forward-looking statements. Readers are cautioned that these forward‐looking statements are subject to a number of risks, uncertainties and assumptions that are difficult to predict, estimate or verify.  Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements.  Such risks and uncertainties include those factors described in Part 1A of the Company’s annual report on Form 10‐K for fiscal year ended July 31, 2011, filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward‐looking statements. The forward‐looking statements are made only as of the date hereof, and the Company undertakes no obligation to publicly release the result of any revisions to these forward‐looking statements. For more information, please refer to the Company’s filings with the Securities and Exchange Commission.

ARI Network Services, Inc.
Consolidated Statements of Income
(Dollars in Thousands, Except per Share Data)

	(Unaudited)		(Unaudited)
	Three months ended January 31		Six months ended January 31
	2012	2011	2012	2011
Net revenue	$5,501	$5,238	$10,911	$10,562
Cost of revenue	1,251	1,086	2,387	2,253
Gross profit	4,250	4,152	8,524	8,309
Operating expenses:
Sales and marketing	1,118	1,084	2,151	2,226
Customer operations and support	850	922	1,696	1,711
Software development and technical support (net of capitalized software product costs)	490	454	878	776
General and administrative	1,218	1,028	2,326	2,080
Depreciation and amortization (exclusive of amortization of software product costs included in cost of revenue)	404	410	807	817
Net operating expenses	4,080	3,898	7,858	7,610
Operating income	170	254	666	699
Other income (expense):
Interest expense	(59)	(203)	(121)	(404)
Other, net	11	6	17	6
Total other income (expense)	(48)	(197)	(104)	(398)
Income before provision for income tax	122	57	562	301
Income tax (expense) benefit	(61)	66	(229)	(79)
Net income	$61	$123	$333	$222

Net income per common share:
Basic	$0.01	$0.02	$0.04	$0.03
Diluted	$0.01	$0.02	$0.04	$0.03

ARI Network Services, Inc.
Consolidated Balance Sheets
(Dollars in Thousands, Except per Share Data)

	(Unaudited)	(Audited)
	January 31	July 31
	2012	2011
Current assets:
Cash and cash equivalents	$841	$1,134
Trade receivables, less allowance for doubtful accounts of $335and $383 at January 31, 2012 and July 31, 2011, respectively	1,040	1,179
Work in process	166	169
Prepaid expenses and other	611	802
Deferred income taxes	2,730	2,693
Total current assets	5,388	5,977
Equipment and leasehold improvements:
Computer equipment and software for internal use	2,473	2,304
Leasehold improvements	584	558
Furniture and equipment	2,139	2,000
	5,196	4,862
Less accumulated depreciation and amortization	3,421	2,988
Net equipment and leasehold improvements	1,775	1,874
Capitalized software product costs:
Amounts capitalized for software product costs	17,500	16,693
Less accumulated amortization	14,563	13,878
Net capitalized software product costs	2,937	2,815
Deferred income taxes	2,325	2,607
Other long term assets	337	346
Other intangible assets	1,682	2,041
Goodwill	5,439	5,439
Total assets	$19,883	$21,099

ARI Network Services, Inc.
Consolidated Balance Sheets
(Dollars in Thousands, Except per Share Data)

	(Unaudited)	(Audited)
	January 31	July 31
	2012	2011
Current liabilities:
Current borrowings on line of credit	$-	$245
Current portion of long-term debt	1,207	917
Accounts payable	375	561
Deferred revenue	4,855	5,282
Accrued payroll and related liabilities	964	1,264
Accrued taxes	36	106
Other accrued liabilities	494	473
Current portion of capital lease obligations	122	127
Total current liabilities	8,053	8,975
Non-current liabilities:
Long-term debt	3,376	4,083
Capital lease obligations	145	210
Total non-current liabilities	3,521	4,293
Total liabilities	11,574	13,268

Shareholders' equity:
Cumulative preferred stock, par value $.001 per share, 1,000,000 shares authorized; 0 shares issued and outstanding at January 31, 2012 and July 31, 2011, respectively	-	-
Junior preferred stock, par value $.001 per share, 100,000shares authorized; 0 shares issued and outstanding at January 31, 2012 and July 31, 2011, respectively	-	-
Common stock, par value $.001 per share, 25,000,000 shares authorized; 8,014,000 and 7,901,774 shares issued and outstanding at January 31, 2012 and July 31, 2011, respectively	8	8
Common stock options	1,135	1,092
Additional paid-in capital	95,913	95,834
Accumulated deficit	(88,731)	(89,064)
Other accumulated comprehensive loss	(16)	(39)
Total shareholders' equity	8,309	7,831
Total liabilities and shareholders' equity	$19,883	$21,099